AUTODESK, INC. (ADSK)
FOURTH QUARTER FISCAL 2019 EARNINGS ANNOUNCEMENT
FEBRUARY 28, 2019
PREPARED REMARKS

Autodesk posts its prepared remarks, press release and earnings call presentation to its investor relations website to provide shareholders and analysts with additional detail to analyze results prior to its quarterly conference call. Starting in the first quarter of fiscal 2020, Autodesk will replace this prepared remarks document with a new earnings call presentation. The call begins today, February 28, 2019 at 2:00 p.m. PT (5:00 p.m. ET) and will include only brief comments followed by Q&A.

To access the broadcast of the Q&A session, visit the investor relations section of our website at www.autodesk.com/investor. A reconciliation of GAAP and non-GAAP results is provided in the tables following these prepared remarks.

Adoption of ASC 606
Starting the first quarter of fiscal 2019, Autodesk reports its results under two new accounting standards. Revenue is now reported under Accounting Standard Codification ("ASC") 606 and sales commissions are now reported under ASC 340-40. We did not recast historical information as we elected to use the modified retrospective transition method. These new standards did not result in a change in timing or amount of revenue recognized for the majority of our maintenance and subscription offerings, though there may be immaterial shifts in the timing of revenue recognition due to the elimination of vendor-specific objective evidence (VSOE) requirements and other differences between the standards. However, we are required to capitalize and amortize sales commissions under the new standards. ASC 606 and ASC 340-40 do not affect cash flows or subscriptions. We will discontinue reporting on the ASC 605 comparisons starting next quarter.

Fourth Quarter Fiscal 2019 Overview

	4Q 2019 under ASC 606	4Q 2019 under ASC 605	Total Y/Y change, as reported (4)	Total Y/Y change under ASC 605 (5)	Management Comments
(in millions except per share data) (1)
Subscription plan ARR (2)	$2,200	$2,160	87%	84%	Driven by growth in all subscription plan types, led by product subscriptions.
Maintenance plan ARR	$549	$559	(38)%	(36)%	Reflects the migration of maintenance plan subscriptions to product subscriptions.
Total ARR (2)	$2,749	$2,719	34%	32%

Revenue (3)	$737	$713	33%	29%	Driven by growth in subscription plan revenue, led by product subscription revenue.
GAAP spend	$697	$710	(5)%	(4)%	Driven by lower restructuring costs.
Non-GAAP spend	$598	$611	5%	7%	Driven by employee-related costs.
GAAP diluted net income (loss) per share	$0.29	$0.06	137%	108%
Non-GAAP diluted net income (loss) per share	$0.46	$0.32	611%	456%
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(1) For definitions, please view the Glossary of Terms later in this document.
(2) Included in Subscription plan ARR and total ARR is a $27 million contribution from the fourth quarter acquisitions. This represented 2 percentage points of the year-over-year increase in Subscription plan ARR and 1 percentage point of the year-over-year increase in total ARR.
(3) Included in revenue was a $7 million contribution from the fourth quarter acquisitions, or 1 percentage point of the year-over-year increase.
(4) Reflects 4Q 2019 under ASC 606 compared to 4Q 2018 under ASC 605.
(5) Reflects 4Q 2019 under ASC 605 compared to 4Q 2018 under ASC 605.

Annualized Recurring Revenue (ARR) Review

(in millions) (1)	ARR Under ASC 605	ARR Under ASC 606			Under ASC 606 4Q 2019	Under ASC 605 4Q 2019	Total Y/Y change, as reported (2)	Total Y/Y change under ASC 605 (3)
	4Q 2018	1Q 2019	2Q 2019	3Q 2019
Subscription plan ARR (4)	$1,175	$1,402	$1,682	$1,925	$2,200	$2,160	87%	84%
Maintenance plan ARR	879	725	666	601	549	559	(38)%	(36)%
Total ARR (4) (5)	$2,054	$2,126	$2,347	$2,526	$2,749	$2,719	34%	32%

Core ARR	$1,985	$2,058	$2,272	$2,438	$2,624
Cloud ARR (4)	$69	$68	$75	$88	$126

Recurring revenue	$514	$532	$587	$631	$687
Recurring revenue as a percentage of total revenue	93%	95%	96%	96%	93%
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(1) For definitions, please view the Glossary of Terms later in this document.
(2) Reflects 4Q 2019 under ASC 606 compared to 4Q 2018 under ASC 605.
(3) Reflects 4Q 2019 under ASC 605 compared to 4Q 2018 under ASC 605.
(4) Included in Subscription plan ARR, cloud ARR and total ARR is a $27 million contribution from the fourth quarter acquisitions. This represented 2 percentage points of the 87 percent year over year increase in Subscription plan ARR, 1 percentage point of the 34 percent year over year increase in total ARR, and 40 percentage points of the 82 percent year over year increase in cloud ARR.
(5) The sum of Core ARR and Cloud ARR does not foot to Total ARR due to rounding.

Total ARR for the fourth quarter increased 34 percent to $2.75 billion compared to the fourth quarter last year as reported, and 32 percent on a constant currency basis. On a sequential basis, total ARR increased 9 percent as reported, and on a constant currency basis. Both year-over-year and sequential growth in total ARR were driven by growth in all subscription plan types, led by product subscription, partially offset by a decrease in maintenance plan ARR.

Total ARR includes $27 million of ARR from the fourth quarter acquisitions, or 1 percentage point of the year-over-year and sequential increases.

Subscription plan ARR was $2.20 billion and increased 87 percent compared to the fourth quarter last year as reported, and 85 percent on a constant currency basis. Subscription plan ARR includes $470 million related to the maintenance-to-subscription (M2S) program. Year-over-year growth in subscription plan ARR was driven by growth in all subscription plan types, led by product subscription (including the M2S program). Subscription plan ARR includes $27 million of ARR from the fourth quarter acquisitions, or 2 percentage points of the year-over-year increase. On a sequential basis, subscription plan ARR increased 14 percent as reported, and on a constant currency basis.  Sequential growth in subscription plan ARR was primarily driven by product subscription (including the M2S program). On a sequential basis, the fourth quarter acquisitions equated to 1 percentage point of the increase.

Maintenance plan ARR was $549 million and decreased 38 percent compared to the fourth quarter last year as reported, and 39 percent on a constant currency basis. On a sequential basis, maintenance plan ARR decreased 9 percent as reported, and on a constant currency basis. Both the year-over-year and sequential decline in maintenance plan ARR were primarily driven by the migration of maintenance plan subscriptions to product subscriptions through the M2S program.

Core business ARR, which represents ARR from the combination of maintenance, product, and enterprise business agreement (EBA) subscriptions, was $2.62 billion and increased 32 percent compared to the fourth quarter last year and 8 percent sequentially. Cloud business ARR was $126 million and increased 82 percent compared to the fourth quarter last year and 43 percent sequentially. Cloud business ARR includes $27 million of ARR from the fourth quarter acquisitions, or 40 percentage points of the year-over-year increase and 31 percentage points of the sequential increase.

Recurring revenue was 93 percent of total revenue, consistent with the fourth quarter last year.

Under ASC 605

•	Total ARR was $2.72 billion and increased 32 percent year-over-year and 9 percent sequentially.

•	Subscription plan ARR was $2.16 billion and increased 84 percent year-over-year and 14 percent sequentially.

•	Maintenance plan ARR was $559 million and decreased 36 percent year-over-year and 6 percent sequentially.

•	Core business ARR was $2.60 billion and increased 31 percent year-over-year and 8 percent sequentially.

•	Cloud business ARR was $122 million and increased 76 percent year-over-year and 40 percent sequentially.

Subscription Review

(in thousands) (1) (2) (3)	4Q 2018	1Q 2019	2Q 2019	3Q 2019	4Q 2019
Subscription plan subscriptions (4)	2,267	2,574	2,864	3,116	3,534
Maintenance plan subscriptions	1,449	1,243	1,071	962	796
Total subscriptions (4)	3,716	3,817	3,935	4,078	4,330

Core subscriptions	3,285	3,368	3,456	3,547	3,621
Cloud subscriptions (4)	431	449	479	532	709
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(1) Starting in the first quarter of fiscal 2020, Autodesk will discontinue quarterly reporting of subscriptions.
(2) Prior periods have been adjusted to conform to the current presentation.
(3) For definitions, please view the Glossary of Terms later in this document.
(4) Included in subscription plan, total, and cloud subscriptions is a 127,000 contribution from the fourth quarter acquisitions.

Total subscriptions were 4.33 million, a net increase of 614,000, or 17 percent, compared to the fourth quarter of last year, and 252,000 and 6 percent on a sequential basis. Total subscriptions include 127,000 subscriptions from the fourth quarter acquisitions, which accounted for 3 percentage points of the year-over-year and sequential increases.

Subscription plan subscriptions were 3.53 million, a net increase of 418,000 from the third quarter of this year. Growth in subscription plan subscriptions was driven by growth in all subscription plan types, led by product subscription. Subscription plan subscriptions benefited from 110,000 maintenance subscribers that converted to product subscription under the M2S program. Subscription plan subscriptions include 127,000 subscriptions from the fourth quarter acquisitions.

Maintenance plan subscriptions were 796,000, a net decrease of 166,000 from the third quarter of this year. Maintenance plan subscriptions decreased primarily as a result of the M2S program in which 110,000 maintenance subscriptions converted to product subscription. The net decrease was expected and we will continue to see ongoing declines in maintenance plan subscriptions going forward. The rate of decline will vary based on the number of subscriptions that come up for renewal, the renewal rate, and the number of customers that participate in the M2S program.

Core business subscriptions, which represent subscriptions from the combination of maintenance, product, and EBA subscriptions, were 3.62 million, a net increase of 74,000 from the third quarter of this year. Cloud business subscriptions were 709,000, a net increase of 177,000 from the third quarter of this year. Cloud business subscriptions include 127,000 subscriptions from the fourth quarter acquisitions.

Annualized Revenue Per Subscription (ARPS) Review

	ARPS Under ASC 605	ARPS Under ASC 606			Under ASC 606 4Q 2019	Under ASC 605 4Q 2019	Total Y/Y change, as reported (3)	Total Y/Y change under ASC 605 (4)
(1) (2)	4Q 2018	1Q 2019	2Q 2019	3Q 2019
Subscription plan ARPS (5)	$518	$544	$587	$618	$623	$611	20%	18%
Maintenance plan ARPS	607	583	621	624	690	702	14%	16%
Total ARPS (6)	$553	$557	$596	$619	$635	$628	15%	14%

Core ARPS	$604	$611	$657	$687	$725		20%
Cloud ARPS (7)	$161	$152	$157	$165	$177		10%
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(1) Starting in the first quarter of fiscal 2020, Autodesk will discontinue quarterly reporting of ARPS.
(2) For definitions, please view the Glossary of Terms later in this document.
(3) Reflects 4Q 2019 under ASC 606 compared to 4Q 2018 under ASC 605.
(4) Reflects 4Q 2019 under ASC 605 compared to 4Q 2018 under ASC 605.
(5) Included in Subscription plan ARPS is the negative impact of $15 related to the fourth quarter acquisitions.
(6) Included in total ARPS is the negative impact of $13 related to the fourth quarter acquisitions.
(7) Included in cloud ARPS is a $8 contribution from the fourth quarter acquisitions.

Our ARPS is currently, and will continue to be, affected by various factors including the M2S program, geography and product mix, promotions, acquisitions, sales linearity within a quarter, pricing changes, and foreign currency.

Total ARPS was $635, an increase of $82 compared to the fourth quarter last year. On a sequential basis, total ARPS increased $16. Both the year-over-year and sequential increase in total ARPS were primarily driven by growth in subscription plan ARPS. Included in total ARPS is the negative impact of $13 related to the fourth quarter acquisitions.

Subscription plan ARPS was $623 and increased $105 compared to the fourth quarter last year. On a sequential basis, subscription plan ARPS increased $5. Both the year-over-year and the sequential increase in subscription plan ARPS was driven by growth in all subscription plan types, led by product subscription. When adjusted for the impact of the M2S program, subscription plan ARPS would have been $631, an increase of $99 compared to the fourth quarter last year and $10 sequentially. Included in Subscription plan ARPS is the negative impact of $15 related to the fourth quarter acquisitions.

Maintenance plan ARPS was $690 and increased $83 compared to the fourth quarter last year. When adjusted for the impact of the M2S program, maintenance plan ARPS would have been $641, an increase of $65 compared to the fourth quarter last year. Maintenance plan ARPS increased $66 on a sequential basis. When adjusted for the impact of the M2S program, maintenance plan ARPS would have increased

$24 sequentially. Both the year-over-year and the sequential change to maintenance plan ARPS were primarily driven by the M2S program.

Core business ARPS, which represents ARPS from the combination of maintenance, product, and EBA subscriptions, was $725 and increased $121 compared to the fourth quarter last year, and $38 sequentially.

Cloud business ARPS was $177, an increase of $16 compared to the fourth quarter last year, and $12 sequentially. Included in cloud ARPS is a $8 contribution related to the fourth quarter acquisitions.

Under ASC 605

•	Subscription plan ARPS was $611 and increased $93 year-over-year and $4 sequentially.

•	Maintenance plan ARPS was $702 and increased $95 year-over-year and $81 sequentially.

•	Total ARPS was $628 and increased $75 year-over-year and $18 sequentially.

•	Core ARPS was $717 and increased $113 compared to the fourth quarter last year, and $40 sequentially.

Billings Review (1)
Billings for the fourth quarter were $1.04 billion, an increase of 39 percent compared to the fourth quarter last year, driven by growth in subscription plan billings, in particular product subscription. Billings includes $43 million from the fourth quarter acquisitions, accounting for 6 percent of the increase.
Under ASC 605, billings were $1.05 billion, an increase of 41 percent compared to the fourth quarter last year.
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(1) For definitions, please view the Glossary of Terms later in this document.

Revenue Review

	Revenue Under ASC 605	Revenue Under ASC 606			Under ASC 606 4Q 2019	Under ASC 605 4Q 2019	Total Y/Y change, as reported (2)	Total Y/Y change under ASC 605 (3)
(in millions) (1)	4Q 2018	1Q 2019	2Q 2019	3Q 2019
Subscription revenue (4)	$294	$350	$421	$481	$550	$540	87%	84%
Maintenance revenue	220	181	166	150	137	140	(37)%	(36)%
Other revenue (5)	40	28	25	30	50	33	24%	(18)%
Total net revenue (4) (6)	$554	$560	$612	$661	$737	$713	33%	29%

Direct revenue	30%	29%	28%	28%	30%
Indirect revenue	70%	71%	72%	72%	70%
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(1) For definitions, please view the Glossary of Terms later in this document.
(2) Reflects 4Q 2019 under ASC 606 compared to 4Q 2018 under ASC 605.
(3) Reflects 4Q 2019 under ASC 605 compared to 4Q 2018 under ASC 605.
(4) Included in subscription revenue and total net revenue was a $7 million contribution from the fourth quarter acquisitions, or 2 percentage points of the year over year increase in subscription revenue, and 1 percentage point of the year over year increase in total net revenue.
(5) Previously called "License and other revenue."
(6) Totals may not agree with the sum of the components due to rounding.

Total net revenue for the fourth quarter was $737 million, a 33 percent increase compared to the fourth quarter last year as reported, and 31 percent on a constant currency basis. Included in total net revenue was a $7 million contribution from the fourth quarter acquisitions, or 1 percentage point of the increase.

Subscription revenue for the fourth quarter was $550 million, an increase of 87 percent compared to the fourth quarter last year as reported, and 85 percent on a constant currency basis, primarily related to growth in subscription plan revenue, led by product subscription revenue. Included in subscription revenue was a $7 million contribution from the fourth quarter acquisitions, or 2 percentage points of the increase.

Maintenance revenue for the fourth quarter was $137 million, a decrease of 37 percent compared to the fourth quarter last year as reported, and 39 percent on a constant currency basis, primarily related to migration of maintenance plan subscriptions to subscription plan.

Other revenue for the fourth quarter was $50 million, an increase of 24 percent compared to the fourth quarter last year as reported, and 23 percent on a constant currency basis, primarily related to an increase in the sale of products which do not incorporate substantial cloud services and are recognized upfront, such as VRED and Vault.

Under ASC 605

•	Subscription revenue for the fourth quarter was $540 million and increased 84 percent year-over-year and 14 percent sequentially.

•	Maintenance revenue for the fourth quarter was $140 million and decreased 36 percent year-over-year and 6 percent sequentially.

•	Other revenue for the fourth quarter was $33 million, a decrease of 18 percent year-over-year and an increase of 15 percent sequentially.

•	Total net revenue for the fourth quarter was $713 million and increased 29 percent year-over-year and 9 percent sequentially.

Revenue by Geography

	Revenue by Geography Under ASC 605	Revenue by Geography Under ASC 606			Under ASC 606 4Q 2019	Under ASC 605 4Q 2019	Total Y/Y change, as reported (2)	Total Y/Y change under ASC 605 (3)
(in millions) (1)	4Q 2018	1Q 2019	2Q 2019	3Q 2019
Americas	$232	$234	$248	$269	$300	$285	29%	23%
EMEA	$221	$221	$248	$267	$299	$291	35%	32%
Asia Pacific	$100	$106	$116	$126	$138	$136	38%	36%

Emerging economies	$64	$65	$74	$81	$87	$86	36%	35%
Emerging as a percentage of total revenue	12%	12%	12%	12%	12%	12%
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(1) Totals may not agree with the sum of the components due to rounding.
(2) Reflects 4Q 2019 under ASC 606 compared to 4Q 2018 under ASC 605.
(3) Reflects 4Q 2019 under ASC 605 compared to 4Q 2018 under ASC 605.

Revenue in the Americas was $300 million, an increase of 29 percent compared to the fourth quarter last year as reported, and 12 percent sequentially.

Revenue in EMEA was $299 million, an increase of 35 percent compared to the fourth quarter last year as reported, and 31 percent on a constant currency basis. Revenue in EMEA increased 12 percent sequentially.

Revenue in APAC was $138 million, an increase of 38 percent compared to the fourth quarter last year as reported, and on a constant currency basis. Revenue in APAC increased 10 percent sequentially.

Revenue from emerging economies was $87 million, an increase of 36 percent compared to the fourth quarter last year as reported, and 35 percent on a constant currency basis. Revenue from emerging economies increased 8 percent sequentially. As a matter of reference, none of the individual BRIC countries currently represent more than 3 percent of total revenue.

Under ASC 605

•	Revenue in the Americas was $285 million, an increase of 23 percent year-over-year and 8 percent sequentially.

•	Revenue in EMEA was $291 million, an increase of 32 percent year-over-year and 11 percent sequentially.

•	Revenue in APAC was $136 million, an increase of 36 percent year-over-year and 9 percent sequentially.

•	Revenue in emerging economies was $86 million, an increase of 35 percent year-over-year and 9 percent sequentially.

Revenue by Product Family

	Revenue by Product Family Under ASC 605	Revenue by Product Family Under ASC 606			Under ASC 606 4Q 2019	Under ASC 605 4Q 2019	Total Y/Y change, as reported (3)	Total Y/Y change under ASC 605 (4)
(in millions) (1) (2)	4Q 2018	1Q 2019	2Q 2019	3Q 2019
Architecture, Engineering and Construction (AEC)	$217	$222	$243	$264	$293	$288	35%	33%
AutoCAD Product Family and AutoCAD LT	$154	$156	$177	$191	$209	$206	36%	34%
Manufacturing	$136	$135	$146	$159	$176	$167	29%	23%
Media and Entertainment (M&E)	$40	$42	$42	$44	$55	$47	38%	18%
Other	$7	$5	$4	$4	$4	$4	(39)%	(41)%
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(1)	Due to rounding, the sum of the components may not agree to total revenue.

(2)
Due to changes in the go-to-market offerings of our AutoCAD product subscription, prior period balances have been adjusted to conform to current period presentation. AutoCAD product family now contains revenue from all AutoCAD vertical products, such as AutoCAD Architecture, AutoCAD Electrical, and AutoCAD Mechanical.

(3)	Reflects 4Q 2019 under ASC 606 compared to 4Q 2018 under ASC 605.

(4)	Reflects 4Q 2019 under ASC 605 compared to 4Q 2018 under ASC 605.

Revenue from our AEC product family was $293 million, an increase of 35 percent compared to the fourth quarter last year and 11 percent sequentially.

Combined revenue from AutoCAD product family and AutoCAD LT was $209 million, an increase of 36 percent compared to the fourth quarter last year and 10 percent sequentially.

Revenue from our Manufacturing product family was $176 million, an increase of 29 percent compared to the fourth quarter last year and 11 percent sequentially.

Revenue from our M&E product family was $55 million, an increase of 38 percent compared to the fourth quarter last year and 26 percent sequentially.

Under ASC 605

•	Revenue from our AEC product family was $288 million and increased 33 percent year-over-year and 12 percent sequentially.

•	Revenue from our AutoCAD product family and AutoCAD LT was $206 million and increased 34 percent year-over-year and 9 percent sequentially.

•	Revenue from our Manufacturing product family was $167 million and increased 23 percent year-over-year and 8 percent sequentially.

•	Revenue from our M&E product family was $47 million and increased 18 percent year-over-year and 5 percent sequentially.

Foreign Currency Impact

	Under ASC 605	Under ASC 606
(in millions)	4Q 2018	1Q 2019	2Q 2019	3Q 2019	4Q 2019
Year-on-year FX (impact) benefit on total ARR	$(1)	$9	$25	$37	$38

Year-on-year FX benefit on total revenue	$—	$3	$7	$10	$10
Year-on-year FX (impact) benefit on cost of revenue and operating expenses	$(12)	$(10)	$(6)	$1	$5
Year-on-year FX (impact) benefit on operating income	$(12)	$(7)	$1	$11	$15
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(1)	4Q19's year-on-year compares 4Q18 under ASC 605 and 4Q19 under ASC 606. As noted earlier, we adopted ASC 606 under the modified retrospective transition method.

The year-on-year foreign currency impact represents the U.S. Dollar impact of changes in foreign currency exchange rates on our financial results as well as the impact of gains and losses from our hedging program.

Compared to the fourth quarter of last year, the impact of foreign currency exchange rates and hedging was $38 million favorable on total ARR.

Compared to the fourth quarter of last year, the impact of foreign currency exchange rates, including the impact of our hedging program, was $10 million favorable on revenue and $5 million favorable on cost of revenue and operating expenses.

Balance Sheet Items and Cash Review

(in millions) (1)	4Q 2018	1Q 2019	2Q 2019	3Q 2019	4Q 2019
Cash flow from operating activities	$79	$(17)	$43	$39	$312
Capital expenditures	11	17	20	13	18
Free cash flow	$68	$(34)	$23	$27	$294

Depreciation, amortization and accretion	$27	$24	$22	$24	$25
Total cash and marketable securities	$1,514	$1,464	$1,298	$1,193	$954
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(1) For definitions, please view the Glossary of Terms later in this document.

Cash flow from operating activities during the fourth quarter was $312 million, an increase of $232 million compared to the fourth quarter last year. The year-over-year increase is primarily related to an increase in cash collections from billings. Free cash flow during the fourth quarter was $294 million, an increase of $226 million compared to the fourth quarter last year.

Total cash and investments at the end of the fourth quarter was approximately $954 million. In the fourth quarter we entered into an agreement for a $500 million term loan bringing total debt at the end of the fourth quarter to $2.09 billion.

During the fourth quarter, Autodesk used $22 million to repurchase approximately 166,000 shares of common stock at an average repurchase price of $133.83 per share. In fiscal 2019, Autodesk used $293 million to repurchase approximately 2.2 million shares of common stock at an average repurchase price of $130.15 per share. Through this stock repurchase program, Autodesk remains committed to managing dilution and reducing shares outstanding over time.

Deferred Revenue

	Deferred Revenue Under ASC 605	Deferred Revenue under ASC 606			Under ASC 606 4Q 2019 (3)	Under ASC 605 4Q 2019	Total Y/Y change, as reported (4)	Total Y/Y change under ASC 605 (5)
(in millions) (1) (2)	4Q 2018	1Q 2019	2Q 2019	3Q 2019
Deferred Revenue	$1,955	$1,806	$1,800	$1,792	$2,091	$2,269	7%	16%
Unbilled Deferred Revenue (6)	326	412	406	451	591	492	81%	51%
Total Deferred Revenue	$2,281	$2,218	$2,205	$2,243	$2,682	$2,761	18%	21%
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(1) For definitions, please view the Glossary of Terms later in this document.
(2) Totals may not agree with the sum of the components due to rounding.
(3) Deferred revenue includes a $36 million contribution from the fourth quarter acquisitions. Unbilled deferred revenue includes a $61 million contribution from the fourth quarter acquisitions. Total deferred revenue includes a $97 million contribution from the fourth quarter acquisitions.
(4) Reflects 3Q 2019 under ASC 606 compared to 3Q 2018 under ASC 605.
(5) Reflects 3Q 2019 under ASC 605 compared to 3Q 2018 under ASC 605.
(6) The adoption of ASC 606 required a change to the definition of unbilled deferred revenue. Unbilled deferred revenue represents contractually stated or committed orders under early renewal and multi-year billing plans primarily for subscription, services for which the associated deferred revenue has not been recognized. Under ASC 606, unbilled deferred revenue is not included as a receivable or deferred revenue on our Consolidated Balance Sheet.

Deferred revenue was $2.09 billion, an increase of 7 percent compared to the fourth quarter last year.  The increase is primarily related to the increase in subscription plan billings over the past four quarters driven by the business model transition.  Unbilled deferred revenue at the end of the fourth quarter was $591 million, an increase of $140 million compared to the third quarter of fiscal 2019. The increase is related primarily to annual billing terms for multi-year EBA contracts. Total deferred revenue (deferred revenue plus unbilled deferred revenue) was $2.68 billion, an increase of approximately 18 percent compared to the fourth quarter last year.

Included in deferred revenue was a $36 million contribution from the fourth quarter acquisitions, or 2 percentage points of the year-over-year increase. Included in unbilled deferred revenue was a $61 million contribution from the fourth quarter acquisitions. Included in total deferred revenue was a $97 million contribution from the fourth quarter acquisitions, or 4 percentage points of the year-over-year increase.

Under ASC 605

•	Deferred revenue was $2.27 billion and increased 16 percent year-over-year and was 17 percent sequentially.

•	Total deferred revenue was $2.76 billion and increased 21 percent year-over-year and 19 percent sequentially.

Margins and EPS Review (1)

	Under ASC 605	Margins and EPS Under ASC 606			Under ASC 606 4Q 2019	Under ASC 605 4Q 2019	Total Y/Y change, as reported (2)	Total Y/Y change under ASC 605 (3)
	4Q 2018	1Q 2019	2Q 2019	3Q 2019
Gross Margin
Gross Margin - GAAP	87%	88%	89%	89%	90%	89%
Gross Margin - Non-GAAP	88%	89%	90%	90%	91%	91%

Operating Expenses (in millions)
Operating Expenses - GAAP	$663	$548	$567	$574	$620	$633	(6)%	(4)%
Operating Expenses - Non-GAAP	$506	$471	$494	$505	$531	$544	5%	8%

Total Spend (in millions)
Total Spend - GAAP	$736	$615	$636	$646	$697	$710	(5)%	(3)%
Total Spend - Non-GAAP	$571	$531	$556	$569	$598	$611	5%	7%

Operating Margin
Operating Margin - GAAP	(33)%	(10)%	(4)%	2%	5%	—%
Operating Margin - Non-GAAP	(3)%	5%	9%	14%	19%	14%

Earnings Per Share
Basic Net (Loss) Income Per Share - GAAP	$(0.79)	$(0.38)	$(0.18)	$(0.11)	$0.30	$0.06
Diluted Net (Loss) Income Per Share - GAAP	$(0.79)	$(0.38)	$(0.18)	$(0.11)	$0.29	$0.06
Basic Net (Loss) Income Per Share - Non-GAAP	$(0.09)	$0.07	$0.20	$0.30	$0.46	$0.32
Diluted Net (Loss) Income Per Share - Non-GAAP	$(0.09)	$0.06	$0.19	$0.29	$0.46	$0.32

Weighted Average Shares
Basic Net (Loss) Income Share Count - GAAP	219.1	218.6	219.0	218.9	219.2	219.2
Diluted Net (Loss) Income Share Count - GAAP	219.1	218.6	219.0	218.9	221.3	221.3
Basic Net Income Share Count - Non-GAAP	219.1	218.6	219.0	218.9	219.2	219.2
Diluted Net Income Share Count - Non-GAAP	219.1	221.6	222.2	221.6	221.3	221.3
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(1)	A reconciliation of GAAP and non-GAAP results is provided in the tables following the company's earnings release.

(2)	Reflects 4Q 2019 under ASC 606 compared to 4Q 2018 under ASC 605.

(3)	Reflects 4Q 2019 under ASC 605 compared to 4Q 2018 under ASC 605.

Margins and EPS Review

GAAP gross margin in the fourth quarter increased to 90 percent, compared to 87 percent in the fourth quarter last year. Non-GAAP gross margin in the fourth quarter increased to 91 percent, compared to 88 percent in the fourth quarter last year. The increase in both GAAP and non-GAAP gross margin is primarily related to the increase in revenue.

GAAP operating expenses decreased 6 percent, compared to the fourth quarter last year primarily related to lower restructuring costs. Non-GAAP operating expenses increased 5 percent compared to the fourth quarter last year driven primarily by higher employee-related costs, partially offset by lower commissions related to ASC 340.

Total GAAP spend (cost of revenue plus operating expenses) was $697 million, a decrease of 5 percent compared to the fourth quarter last year, and on a constant currency basis. Absent ASC 340, total GAAP spend was $710 million, a decrease of 3 percent compared to the fourth quarter last year. The changes in GAAP total spend were primarily related to the lower restructuring costs noted above. Total GAAP spend includes $31 million related to the fourth quarter acquisitions or a negative impact of 4 percentage points on the year-over-year total spend decrease.

Total non-GAAP spend was $598 million, an increase of 5 percent compared to the fourth quarter last year and on a constant currency basis. Absent ASC 340, total non-GAAP spend was $611 million, an increase of 7 percent compared to the fourth quarter last year. The changes in non-GAAP total spend were primarily related to the higher employee-related costs, partially offset by lower commissions related to ASC 340. Total non-GAAP spend includes $12 million related to the fourth quarter acquisitions, or 2 percentage points of the increase.

GAAP operating margin was 5 percent compared to (33) percent in the fourth quarter last year driven by the increase in revenue and lower restructuring costs. Non-GAAP operating margin was 19 percent compared to (3) percent in the fourth quarter last year driven primarily by the increase in revenue and lower commissions related to ASC 340, partially offset by higher employee-related costs.

The fourth quarter GAAP effective tax rate was (96) percent. The fourth quarter non-GAAP effective tax rate was 19 percent.

GAAP diluted net income per share for the fourth quarter was $0.29. Under ASC 605 and absent ASC 340, GAAP diluted net income per share was $0.06. Non-GAAP diluted net income per share for the fourth quarter was $0.46. Under ASC 605 and absent ASC 340, non-GAAP diluted net income per share was $0.32.

Financial Highlights for Fiscal 2019*

•	Total ARR increased 34 percent as reported, and 32 percent on a constant currency basis.

◦	Included in total ARR is a $27 million contribution from the fourth quarter acquisitions, or 1 percentage point of the increase.

•	Total ARPS increased 15 percent to $635.

◦	Included in total ARPS is the negative impact of $13 from the fourth quarter acquisitions, or negative 2 percentage points of the increase.

•	Billings increased 22 percent to $2.71 billion.

◦	Billings includes a $43 million contribution from the fourth quarter acquisitions, or 2 percentage points of the increase.

•	Total revenue increased 25 percent to a record $2.57 billion.

◦	Total revenue includes a $7 million contribution from the fourth quarter acquisitions, and had no impact on the growth percentage.

•	Migrated 452,000 maintenance customers to subscription.

•	Reached milestone of over 4 million active subscriptions.

•	Total deferred revenue increased 18 percent to $2.68 billion.

◦	Total deferred revenue includes a $97 million contribution from the fourth quarter acquisitions, or 4 percentage points of the increase.

•	Free cash flow increased to $310 million, compared to $(50) million in fiscal 2018.

•	Recurring revenue increased to 95 percent, compared to 92 percent at the end of fiscal 2018.

*All numbers are compared to fiscal 2018. Starting in the first quarter of fiscal 2020, Autodesk will discontinue quarterly reporting of subscriptions and ARPS.

Business Outlook

The following are forward-looking statements based on current expectations and assumptions, and involve risks and uncertainties some of which are set forth below under "Safe Harbor Statement." Autodesk's business outlook for the first quarter and full year fiscal 2020 assumes, among other things, a continuation of the current economic environment and foreign currency exchange rate environment. A reconciliation between the GAAP and non-GAAP estimates for fiscal 2020 is provided below or in the tables following these prepared remarks.

First Quarter Fiscal 2020

Q1 FY20 Guidance Metrics	Q1 FY20 (ending April 30, 2019)
Revenue (in millions)	$735 - $745
EPS GAAP	$0.06 - $0.10
EPS non-GAAP (1)	$0.44 - $0.48
_______________
(1) Non-GAAP earnings per diluted share excludes $0.34 related to stock-based compensation expense, $0.07 for the amortization of acquisition-related intangibles, $0.04 for acquisition related costs, and ($0.07) related to GAAP-only tax charges.

Full Year Fiscal 2020

FY20 Guidance Metrics	FY20 (ending January 31, 2020)
Total ARR (in millions)	$3,500 - $3,550 Up 27% - 29%
Billings (in millions)	$4,050 - $4,150 Up 50% - 53%
Revenue (in millions) (1)	$3,250 - $3,300 Up 26% - 28%
GAAP spend growth (cost of revenue + operating expenses)	Approx. 10%
Non-GAAP spend growth (cost of revenue + operating expenses) (2)	Approx. 9%
EPS GAAP	$1.12 - $1.31
EPS non-GAAP (3)	$2.71 - $2.90
Free cash flow	Approx. $1.35 billion
_______________
(1) We do not expect foreign currency exchange rates or hedge gains/losses to materially impact our revenue guidance.
(2) Non-GAAP spend excludes $310 million related to stock-based compensation expense, $64 million for the amortization of acquisition-related intangibles, and $31 million for acquisition related costs.
(3) Non-GAAP earnings per diluted share excludes $1.39 related to stock-based compensation expense, $0.28 for the amortization of acquisition-related intangibles, $0.13 related to acquisition related costs, and ($0.21) related to GAAP-only tax charges.

Tax Rates and Foreign Currency Hedging
The first quarter and full year fiscal 2020 outlook assume a projected annual effective tax rate of 25 percent and 18 percent for GAAP and non-GAAP results, respectively. Assumptions for the annual effective tax rate are regularly evaluated and may change based on the projected geographic mix of earnings. At this stage of the business model transition, small shifts in geographic profitability significantly impact the annual effective tax rate.

The majority of the Euro, Yen, British pound and Australian dollar denominated billings for our first quarter fiscal 2020 have been hedged.  This hedging, along with deferred revenue locked-in through prior period billings hedges, will reduce the impact of currency fluctuations on our fourth quarter results.  However, over an extended period of time, currency fluctuations may increasingly impact our results.  We also hedge certain expenses as noted below. We hedge our net cash flow exposures using a four quarter rolling layered hedge program.  As such, a portion of the projected Euro, Yen, British pound and Australian dollar denominated billings for the remainder of fiscal 2020 have been hedged.  The closer to the current time period, the more we are hedged.  See below for more details on our foreign currency hedging program.

Autodesk’s Foreign Currency Hedging Program and Calculation of Constant Currency Growth

Given continued foreign currency exchange rate volatility, we provide a brief summary of how we handle foreign currency exchange hedging as well as a description of how we calculate constant currency growth rates. A few points on our hedging program include:

•
We do not conduct foreign currency hedging for speculative purposes. The purpose of our hedging program is to reduce risk to foreign denominated cash flows and to partially reduce variability that would otherwise impact our financial results from currency fluctuations.

•
We utilize cash flow hedges on projected billings and certain projected operating expenses in major currencies. We hedge our net exposures using a four quarter rolling layered hedge. The closer to the current time period, the more we are hedged.

•	We designate cash flow hedges for deferred and non-deferred billings, and reflect associated gains and losses on hedging contracts in our earnings when respective revenue is recognized in earnings.

•
On a monthly basis, to mitigate foreign currency exchange rate gains/losses, we hedge net monetary assets and liabilities recorded in non-functional currencies on the books of certain USD functional entities where these exposures are purposefully concentrated.

•	From time to time, we hedge strategic exposures which may be related to acquisitions. Such hedges may not qualify for hedge accounting and are marked-to-market and reflected in earnings immediately.

•	The major currencies in our hedging program include the Euro, Yen, Swiss franc, British pound, Canadian dollar, and Australian dollar. The Euro is the primary exposure for the company.

When we report period-over-period growth rate percentages on a constant currency basis, we attempt to represent the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates as well as eliminating hedge gains or losses recorded within the current and comparative period. However, when we calculate the foreign currency impact of exchange rates in the current and comparative period on our financial results (see table above in “Foreign Currency Impact” section) we include the U.S. Dollar impact of fluctuations in foreign currency exchange rates as well as the impact of gains and losses recorded as a result of our hedging program.

Glossary of Terms

Annualized Recurring Revenue (ARR): Represents the annualized value of our average monthly recurring revenue for the preceding three months. "Maintenance plan ARR” captures ARR relating to traditional maintenance attached to perpetual licenses. "Subscription plan ARR" captures ARR relating to subscription offerings. Refer to the definition of recurring revenue below for more details on what is included within ARR. Recurring revenue acquired with the acquisition of a business is captured when total subscriptions are captured in our systems and may cause variability in the comparison of this calculation.

ARR is currently one of our key performance metrics to assess the health and trajectory of our business. ARR should be viewed independently of revenue and deferred revenue as ARR is a performance metric and is not intended to be combined with any of these items.

Annualized Revenue Per Subscription (ARPS): Is calculated by dividing our annualized recurring revenue by the total number of subscriptions.

Billings: Total revenue plus net change in deferred revenue from the beginning to the end of the period.

Cloud Service Offerings: Represents individual term-based offerings deployed through web browser technologies or in a hybrid software and cloud configuration. Cloud service offerings that are bundled with other product offerings are not captured as a separate cloud service offering.

Constant Currency (CC) Growth Rates: We attempt to represent the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates as well as eliminating hedge gains or losses recorded within the current and comparative periods. We calculate constant currency growth rates by (i) applying the applicable prior period exchange rates to current period results and (ii) excluding any gains or losses from foreign currency hedge contracts that are reported in the current and comparative periods.

Core business: Represents the combination of maintenance, product, and EBA.

Enterprise Business Agreements (EBAs): Represents programs providing enterprise customers with token-based access or a fixed maximum number of seats to a broad pool of Autodesk products over a defined contract term.

Free Cash Flow: Cash flow from operating activities minus capital expenditures.

Maintenance Plan: Our maintenance plans provide our customers with a cost effective and predictable budgetary option to obtain the productivity benefits of our new releases and enhancements when and if released during the term of their contracts. Under our maintenance plans, customers are eligible to receive unspecified upgrades when and if available, and technical support. We recognize maintenance revenue over the term of the agreements, generally one year.

Other Revenue: Consists of revenue from consulting, training and other services, and is recognized over time as the services are performed. Other revenue also includes software license revenue from the sale of products which do not incorporate substantial cloud services and is recognized up front.

Product Subscription: Provides customers the most flexible, cost-effective way to access and manage 3D design, engineering, and entertainment software tools. Our product subscriptions currently represent a hybrid of desktop and SaaS functionality, which provides a device-independent, collaborative design workflow for designers and their stakeholders.

Recurring Revenue: Consists of the revenue for the period from our traditional maintenance plans and revenue from our subscription plan offerings. It excludes subscription revenue related to consumer product offerings, select Creative Finishing product offerings, education offerings, and third party products. Recurring revenue acquired with the acquisition of a business is captured when total subscriptions are captured in our systems and may cause variability in the comparison of this calculation.

Subscription Plan: Comprises our term-based product subscriptions, cloud service offerings, and EBAs. Subscriptions represent a combined hybrid offering of desktop software and cloud functionality which provides a device-independent, collaborative design workflow for designers and their stakeholders. With subscription, customers can use our software anytime, anywhere, and get access to the latest updates to previous versions.

Subscription revenue: Includes subscription fees from product subscriptions, cloud service offerings, and EBAs.

Total Deferred Revenue: Is calculated by adding together total short term, long term, and unbilled deferred revenue.

Total Subscriptions: Consists of subscriptions from our maintenance plans and subscription plan offerings that are active and paid as of the fiscal year end date. For certain cloud service offerings and EBAs, subscriptions represent the monthly average activity reported within the last three months of the fiscal quarter end date. Total subscriptions do not include education offerings, consumer product offerings, select Creative Finishing product offerings, Autodesk Buzzsaw, Autodesk Constructware, and third party products. Subscriptions acquired with the acquisition of a business are captured once the data conforms to our subscription count methodology and when added, may cause variability in the comparison of this calculation.

Unbilled Deferred Revenue: Unbilled deferred revenue represents contractually stated or committed orders under early renewal and multi-year billing plans for subscription, services and maintenance for which the associated deferred revenue has not been recognized. Under ASC 606, unbilled deferred revenue is not included as a receivable or deferred revenue on our Consolidated Balance Sheet.

Safe Harbor Statement

These prepared remarks contain forward-looking statements that involve risks and uncertainties, including statements in the paragraphs under “Business Outlook” above, other statements about our short-term targets, statements regarding the impacts and results of our business model transition, expectations regarding the transition of product offerings to subscription and acceptance by our customers and partners of subscriptions, expectations for billings, revenue, subscriptions, spend, EPS, ARR and free cash flow, statements about the expansion of our market opportunity, statements about our restructuring activities, statements regarding the impact of ASC 606 and ASC 340, and other statements regarding our strategies, market and product positions, performance and results. There are a significant number of factors that could cause actual results to differ materially from statements made in these remarks, including: failure to successfully manage transitions to new markets, including: fluctuation in foreign currency exchange rates; the success of our foreign currency hedging program; failure to control our expenses; our performance in particular geographies, including emerging economies; the ability of governments around the world to meet their financial and debt obligations, and finance infrastructure projects; weak or negative growth in the industries we serve; slowing momentum in subscription billings or revenues; general market, political, economic and business conditions; any imposition of tariffs or trade barriers; the impact of non-cash charges on our financial results; failure to maintain our revenue growth and profitability; difficulties encountered in integrating new or acquired businesses and technologies; the inability to identify and realize the anticipated benefits of acquisitions; the financial and business condition of our reseller and distribution channels; dependence on and the timing of large transactions; pricing pressure; unexpected fluctuations in our annual effective tax rate; significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the Tax Cuts and Jobs Act; the timing and degree of expected investments in growth and efficiency opportunities; the timing and degree of expected investments in growth and efficiency opportunities; changes in the timing of product releases and retirements; and any unanticipated accounting charges. Our estimates as to tax rates are based on current tax law, including current interpretations of the Tax Cuts and Jobs Act, and could be affected by changing interpretations of that Act, as well as additional legislation and guidance around that Act.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk's Annual Report on Form 10-K for the fiscal year ended January 31, 2018 and Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2018, July 31, 2018, and October 31, 2018, which are on file with the U.S. Securities and Exchange Commission. Autodesk disclaims any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Autodesk is a registered trademark of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and services offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.

© 2019 Autodesk, Inc. All rights reserved.

Autodesk, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In millions, except per share data)

To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating margin, non-GAAP net income (loss), non-GAAP net income (loss) per share, non-GAAP diluted shares used in per share calculation and free cash flow. These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, CEO transition costs, restructuring charges and other facility exit costs, acquisition related costs, amortization of developed technology, amortization of purchased intangibles, gain and loss on strategic investments and dispositions, and related income tax expenses. See our reconciliation of GAAP financial measures to non-GAAP financial measures herein. We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance. For example, non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, these non-GAAP financial measures are among the indicators management uses as a basis for our planning and forecasting of future periods.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

The following table shows Autodesk's non-GAAP results reconciled to GAAP results included in this release.

	Three Months Ended January 31,		Fiscal Year Ended January 31,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)

GAAP cost of subscription and maintenance revenue	$56.7	$52.8	$216.0	$214.4
Stock-based compensation expense	(3.7)	(3.4)	(13.1)	(11.9)
Non-GAAP cost of subscription and maintenance revenue	$53.0	$49.4	$202.9	$202.5

GAAP cost of other revenue	$15.4	$16.6	$54.4	$72.6
Stock-based compensation expense	(1.5)	(0.9)	(4.5)	(4.0)
Non-GAAP cost of other revenue	$13.9	$15.7	$49.9	$68.6

GAAP amortization of developed technology	$4.9	$3.7	$15.5	$16.4
Amortization of developed technology	(4.9)	(3.7)	(15.5)	(16.4)
Non-GAAP amortization of developed technology	$—	$—	$—	$—

GAAP gross profit	$660.3	$480.7	$2,283.9	$1,753.2
Stock-based compensation expense	5.2	4.3	17.6	15.9
Amortization of developed technology	4.9	3.7	15.5	16.4
Non-GAAP gross profit	$670.4	$488.7	$2,317.0	$1,785.5

GAAP marketing and sales	$320.8	$301.5	$1,183.9	$1,087.3
Stock-based compensation expense	(31.7)	(27.2)	(109.4)	(107.3)
Non-GAAP marketing and sales	$289.1	$274.3	$1,074.5	$980.0

GAAP research and development	$190.4	$182.2	$725.0	$755.5
Stock-based compensation expense	(25.4)	(21.2)	(82.5)	(82.9)
Non-GAAP research and development	$165.0	$161.0	$642.5	$672.6

GAAP general and administrative	$100.7	$80.1	$340.1	$305.2
Stock-based compensation expense	(11.7)	(9.4)	(40.0)	(38.9)
CEO transition costs (1)	—	0.2	0.1	(21.4)
Acquisition related costs	(11.9)	—	(16.2)	—
Non-GAAP general and administrative	$77.1	$70.9	$284.0	$244.9

GAAP amortization of purchased intangibles	$6.2	$4.9	$18.0	$20.2
Amortization of purchased intangibles	(6.2)	(4.9)	(18.0)	(20.2)
Non-GAAP amortization of purchased intangibles	$—	$—	$—	$—

GAAP restructuring and other exit costs, net	$1.9	$93.9	$41.9	$94.1
Restructuring and other exit costs, net	(1.9)	(93.9)	(41.9)	(94.1)
Non-GAAP restructuring and other exit costs, net	$—	$—	$—	$—

GAAP operating expenses	$620.0	$662.6	$2,308.9	$2,262.3
Stock-based compensation expense	(68.8)	(57.8)	(231.9)	(229.1)
Amortization of purchased intangibles	(6.2)	(4.9)	(18.0)	(20.2)
CEO transition costs (1)	—	0.2	0.1	(21.4)
Acquisition related costs	(11.9)	—	(16.2)	—
Restructuring and other exit costs, net	(1.9)	(93.9)	(41.9)	(94.1)
Non-GAAP operating expenses	$531.2	$506.2	$2,001.0	$1,897.5

GAAP Spend	$697.0	$735.7	$2,594.8	$2,565.7
Stock-based compensation expense	(74.0)	(62.1)	(249.5)	(245.0)
Amortization of developed technology	(4.9)	(3.7)	(15.5)	(16.4)
Amortization of purchased intangibles	(6.2)	(4.9)	(18.0)	(20.2)
CEO transition costs (1)	—	0.2	0.1	(21.4)
Acquisition related costs	(11.9)	—	(16.2)	—
Restructuring and other exit costs, net	(1.9)	(93.9)	(41.9)	(94.1)
Non-GAAP Spend	$598.1	$571.3	$2,253.8	$2,168.6

GAAP income (loss) from operations	$40.3	$(181.9)	$(25.0)	$(509.1)
Stock-based compensation expense	74.0	62.1	249.5	245.0
Amortization of developed technology	4.9	3.7	15.5	16.4
Amortization of purchased intangibles	6.2	4.9	18.0	20.2
CEO transition costs (1)	—	(0.2)	(0.1)	21.4
Acquisition related costs	11.9	—	16.2	—
Restructuring and other exit costs, net	1.9	93.9	41.9	94.1
Non-GAAP income (loss) from operations	$139.2	$(17.5)	$316.0	$(112.0)

GAAP interest and other expense, net	$(7.3)	$(16.4)	$(17.7)	$(48.2)
(Gain) loss on strategic investments and dispositions	(3.0)	7.0	(12.5)	16.5
Restructuring and other exit costs, net	(4.7)	—	(10.2)	—
Non-GAAP interest and other expense, net	$(15.0)	$(9.4)	$(40.4)	$(31.7)

GAAP benefit (provision) for income taxes	$31.7	$24.8	$(38.1)	$(9.6)
Discrete GAAP tax items	(19.1)	(10.5)	(31.4)	(20.7)
Income tax effect of non-GAAP adjustments	(36.1)	(7.3)	17.2	67.7

Non-GAAP (provision) benefit for income tax	$(23.5)	$7.0	$(52.3)	$37.4

GAAP net income (loss)	$64.7	$(173.5)	$(80.8)	$(566.9)
Stock-based compensation expense	74.0	62.1	249.5	245.0
Amortization of developed technology	4.9	3.7	15.5	16.4
Amortization of purchased intangibles	6.2	4.9	18.0	20.2
CEO transition costs (1)	—	(0.2)	(0.1)	21.4
Acquisition related costs	11.9	—	16.2	—
Restructuring and other exit costs, net	(2.8)	93.9	31.7	94.1
(Gain) loss on strategic investments and dispositions	(3.0)	7.0	(12.5)	16.5
Discrete GAAP tax items	(19.1)	(10.5)	(31.4)	(20.7)
Income tax effect of non-GAAP adjustments	(36.1)	(7.3)	17.2	67.7
Non-GAAP net income (loss)	$100.7	$(19.9)	$223.3	$(106.3)

GAAP diluted net income (loss) per share (2)	$0.29	$(0.79)	$(0.37)	$(2.58)
Stock-based compensation expense	0.33	0.28	1.12	1.11
Amortization of developed technology	0.02	0.02	0.08	0.08
Amortization of purchased intangibles	0.03	0.02	0.08	0.09
CEO transition costs (1)	—	—	—	0.09
Acquisition related costs	0.05	—	0.07	—
Restructuring and other exit costs, net	(0.01)	0.43	0.14	0.43
(Gain) loss on strategic investments and dispositions	(0.01)	0.03	(0.05)	0.08
Discrete GAAP tax items	(0.08)	(0.05)	(0.14)	(0.09)
Income tax effect of non-GAAP adjustments	(0.16)	(0.03)	0.08	0.31
Non-GAAP diluted net income (loss) per share (2)	$0.46	$(0.09)	$1.01	$(0.48)

GAAP diluted shares used in per share calculation	221.3	219.1	218.9	219.5
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	—	—	3.1	—
Non-GAAP diluted weighted average shares used in per share calculation	221.3	219.1	222.0	219.5

Cash flow from operating activities	$311.5	$79.3	$377.1	$0.9
Capital expenditures	17.6	11.4	67.0	50.7
Free cash flow	$293.9	$67.9	$310.1	$(49.8)
____________________

(1)
CEO transition costs include stock-based compensation of ($0.2) million and $16.4 million related to the acceleration of eligible stock awards for the three months and fiscal year ended January 31, 2018, respectively. CEO transition costs also include severance payments, legal fees incurred with the CEO transition and recruiting costs related to the search for a new CEO.

(2)
Net income (loss) per share were computed independently for each of the periods presented; therefore the sum of the net income (loss) per share amount for the quarters may not equal the total for the year.

	Q4 FY18	Q1 FY19	Q2 FY19	Q3 FY19	Q4 FY19
	(Unaudited)
GAAP gross margin	87%	88%	89%	89%	90%
Stock-based compensation expense	1%	1%	1%	1%	1%
Amortization of developed technology	1%	1%	1%	1%	1%
Non-GAAP gross margin (2)	88%	89%	90%	—%	91%

Operating Expenses - GAAP	$663	$548	$567	$574	$620
Stock-based compensation expense	(58)	(51)	(53)	(59)	(69)
Amortization of purchased intangibles	(5)	(4)	(4)	(4)	(6)
Acquisition related costs	—	—	(3)	(2)	(12)
Restructuring and other exit costs, net	(94)	(23)	(14)	(4)	(2)
Operating Expenses - Non-GAAP (2)	$506	$471	$494	$505	$531

GAAP Spend	$736	$615	$636	$646	$697
Stock-based compensation expense	(62)	(54)	(57)	(64)	(74)
Amortization of developed technology	(4)	(4)	(3)	(4)	(5)
Amortization of purchased intangibles	(5)	(4)	(4)	(4)	(6)
Acquisition related costs	—	—	(3)	(2)	(12)
Restructuring and other exit costs, net	(94)	(23)	(14)	(4)	(2)
Non-GAAP Spend (2)	$571	$531	$556	$569	$598

GAAP operating margin	(33)%	(10)%	(4)%	2%	5%
Stock-based compensation expense	11%	10%	9%	10%	10%
Amortization of developed technology	1%	1%	1%	1%	1%
Amortization of purchased intangibles	1%	1%	1%	1%	1%
Acquisition related costs	—%	—%	—%	—%	2%
Restructuring and other exit costs, net	17%	4%	2%	1%	—%
Non-GAAP operating margin (2)	(3)%	5%	9%	14%	19%

GAAP diluted net loss (income) per share	$(0.79)	$(0.38)	$(0.18)	$(0.11)	$0.29
Stock-based compensation expense	0.28	0.25	0.26	0.28	0.33
Amortization of developed technology	0.02	0.02	0.02	0.02	0.02
Amortization of purchased intangibles	0.02	0.02	0.01	0.02	0.03
Acquisition related costs	—	—	0.01	0.01	0.05
Restructuring and other exit costs, net	0.43	0.09	0.06	—	(0.01)
Gain on strategic investments and dispositions	0.03	(0.01)	(0.02)	(0.01)	(0.01)
Discrete GAAP tax provision items	(0.05)	—	(0.04)	(0.02)	(0.08)
Income tax effect of non-GAAP adjustments	(0.03)	0.07	0.07	0.10	(0.16)
Non-GAAP diluted net (loss) income per share	$(0.09)	$0.06	$0.19	$0.29	$0.46

GAAP diluted weighted average shares used in per share calculation	219.1	218.6	219.0	218.9	221.3
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	—	3.0	3.2	2.7	—
Non-GAAP diluted weighted average shares used in per share calculation	219.1	221.6	222.2	221.6	221.3
____________________

(1)
CEO transition costs include stock-based compensation of ($0.2) million and $16.4 million related to the acceleration of eligible stock awards for the three months and fiscal year ended January 31, 2018, respectively. CEO transition costs also include severance payments, legal fees incurred with the CEO transition and recruiting costs related to the search for a new CEO.

(2)	Totals may not sum due to rounding.